UNITED STATES SECURITIES AND EXCHANGE
                                   COMMISSION
                              Washington, DC 20549

                         INITIAL STATEMENT OF BENEFICIAL
                             OWNERSHIP OF SECURITIES

                Filed pursuant to Section 16(a) of the Securities
                   Exchange Act of 1934, Section 17(a) of the
                  Public Utility Holding Company Act of 1935 or
                 Section 30(f) of the Investment Company Act of
                                      1940

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(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

  Campbell                           Carlos
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   (Last)                            (First)              (Middle)

                               11530 Links Drive
--------------------------------------------------------------------------------
                                    (Street)

   Reston                            Virginia               20190
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

     February 27, 2001

________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

     Laidlaw Global Corporation           GLL
________________________________________________________________________________
5.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check Applicable Line)

     [X]  Form Filed by One Reporting Person
     [_]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
                                         None
------------------------------------------------------------------------------------------------------------------------------------

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

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
                                                    None
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====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. Explanation of Responses


               /s/ Carlos Campbell                           May 3, 2001
          -------------------------------                 -------------------
          **Signature of Reporting Person                        Date

* If the form is filed by more than one reporting person, see Instruction
5(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.